(d) Opinion of counsel to
the Depositary

July 12, 2006

Citibank, N.A.
Depositary Receipts Services
388 Greenwich Street
New York, NY 10013

Re: American Depositary Receipts evidencing American Depositary Shares representing Ordinary Participation Certificates (“CPOs”), each CPO representing economic interests in Series A Shares and Series B Shares, of Cemex, S.A. de C.V.

Ladies and Gentlemen:

I refer to the Registration Statement on Form F-6 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (“SEC”) by the legal entity created by the Deposit Agreement (as hereafter defined) for the purpose of registering under the Securities Act of 1933, as amended (“Securities Act”), 500,000,000 American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”) to be issued under the Second Amended and Restated Deposit Agreement, dated as of August 10, 1999, as amended by Amendment No. 1 to the Second Amended and Restated Deposit Agreement, dated as of July 1, 2005, by and among Citibank, N.A., as Depositary, Cemex, S.A. de C.V., a company incorporated under the laws of the United Mexican States (the “Company”), and all Holders from time to time of ADRs issued thereunder (the “Deposit Agreement”). Each ADS will represent, subject to the terms and conditions of the Deposit Agreement, ten (10) CPOs, each CPO representing economic interests in two (2) Series A Shares, with no par value, and one (1) Series B Share, with no par value, in each case held in the CPO Trust, of the Company.

Assuming that the Deposit Agreement has been duly executed and delivered by the Company, and the effectiveness of the Registration Statement at the time of their issuance, I am of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms and conditions of the Deposit Agreement, will be legally issued and will entitle Holders (as such term is defined in the Deposit Agreement) of ADSs to the rights specified in the Deposit Agreement and the ADRs.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is limited to the laws of the State of New York and the Federal laws of the United States.

Very truly yours,

/s/ Patricia Brigantic

Patricia Brigantic
Director & Counsel